Exhibit 10.1
Letter Agreement
This Letter Agreement (the “Agreement”) is entered into on May 2, 2024 (the “Effective Date”) by and between Muhammad Aaqib Gadit (the “Executive), Cloudways FZ-LLC (the “UAE Subsidiary”) and DigitalOcean, LLC (the “Company”) (individually a “Party” and collectively, the “Parties”).
WHEREAS, the Executive previously entered into an Employment Agreement with the UAE Subsidiary, dated as of August 17, 2023, and amended as of September 15, 2023 (as amended, the “Employment Agreement”); and
WHEREAS, the Executive previously entered into that certain Share Purchase Agreement, dated as of August 19, 2022 with the Company, Cloudways Limited and the other parties thereto (the “Share Purchase Agreement”).
NOW, THEREFORE, the Parties agree as follows:
1.The Employment Agreement is hereby amended as follows:
Executive shall continue to serve as the Chief Revenue Officer of the Company Group (as defined in the Employment Agreement) until such time as his successor has commenced employment (such commencement date, the “Transition Date”). Following the Transition Date, Executive shall serve as an advisor (the “Advisor Role”) to the Company Group until March 1, 2025 or such earlier date as mutually agreed by the Parties (the “Expiry Date”). While serving in the Advisor Role, Executive shall (i) continue to receive the Base Salary and remain eligible for the Annual Bonus (each as defined in the Employment Agreement) set forth in the Employment Agreement and continue to vest in equity awards granted to Executive, and (ii) work on an as-needed basis as mutually agreed between Executive and the Company Group Chief Executive Officer with the expectation that such work will not be needed on a full-time basis. Also while serving in the Advisor Role, Executive shall be permitted to work on other personal matters, including investment and advisory work, and Executive’s work on such matters in and of itself shall not be considered to violate this Agreement or the Employment Agreement or constitute Cause for termination by the Company, provided that such work does not violate any existing non-competition or other restrictive covenants applicable to Executive. The Employment Agreement shall no longer automatically renew following the Expiry Date.
2.The Parties acknowledge and agree that the change in role set forth in Section 1 of this Agreement shall not constitute Good Reason pursuant to the Employment Agreement or the Share Purchase Agreement.

3.The Parties acknowledge and agree that nothing in this Agreement shall affect the Deferred Payments (as defined in the Share Purchase Agreement) set forth in the Share Purchase Agreement and Executive shall continue to be entitled to the Third Deferred Payment and the Fourth Deferred Payment (each as defined in the Share Purchase Agreement) while Executive is serving in the Advisor Role, subject to the other terms and conditions set forth in the Share Purchase Agreement.
4.The following sentence shall be added immediately at the end of the definition of "Cause" in Section 8(i) of the Employment Agreement as a part thereof:
"In order for the Company to terminate Executive for Cause, the Company must provide Executive with written notice from the Board within thirty (30) days after the Company’s first becoming aware of the occurrence of the event giving rise to Cause setting forth the basis for Executive's termination, allow Executive at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the Company shall terminate Executive from all positions Executive then holds with the Company Group no later than thirty (30) days after the expiration of the cure period."
5.Except as amended herein, all other terms of the Employment Agreement and Share Purchase Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below.

EXECUTIVE

/s/ Muhammad Aaqib Gadit
Muhammad Aaqib Gadit

Date: 5/6/2024

DIGITALOCEAN, LLC

By: /s/ W. Matthew Steinfort
Name: W. Matthew Steinfort
Title: Chief Financial Officer

Date: 5/2/2024

CLOUDWAYS FZ-LLC

By: /s/ Seth Zelnick
Name: Seth Zelnick
Title: Director

Date: 5/2/2024